Exhibit 99.1

Contact:
Cliff Stebe
Chief Financial Officer, 636-916-2151

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Proposed
Offering of $250 Million Senior Secured Notes

ST. LOUIS, June 4, 2014 -- LMI Aerospace, Inc. (“LMI Aerospace”) (Nasdaq:LMIA), a leading supplier of complex structural assemblies, components and kits and provider of design engineering services to the aerospace and defense markets, today announced its intention to offer through a private placement, subject to market and other conditions, $250 million in aggregate principal amount of second-priority senior secured notes due 2019 (the “Notes”). The Notes will be the senior secured obligations of LMI Aerospace and will be guaranteed by LMI Aerospace’s existing and future wholly-owned subsidiaries. LMI Aerospace intends to use the net proceeds of the offering, together with a new senior secured revolving credit facility it expects to secure borrowings under commensurate with the offering, to repay the full amounts outstanding under its existing revolving credit facility and term loan B facility and for related fees and expenses.

The Notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the Notes will be made only by means of a private offering memorandum.

About LMI Aerospace

LMI Aerospace, Inc. (“LMI”) is a leading supplier of complex structural assemblies, components and kits and provider of design engineering services to the aerospace and defense markets. Through its Aerostructures segment, LMI primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. It manufactures more than 40,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, LMI provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not guaranteed and are subject to known and unknown risks and uncertainties, certain of which are beyond LMI Aerospace’s ability to control or predict. Accordingly, actual results may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. LMI Aerospace disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.